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                                    Exhibit 2

                            Asset Purchase Agreement
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                                                                  Execution Copy














                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                       1445833 ONTARIO INC., AS PURCHASER

                                       AND

                          BLUE GIANT LIMITED, AS VENDOR




                                OCTOBER 19, 2000


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                                TABLE OF CONTENTS

       Section                                                       Page
       -------                                                       ----

1.  Interpretation                                                   1

2.  Purchase and Sale of Purchased Assets                            6
         2.1  Purchased Assets                                       6
         2.2  Excluded Assets                                        7

3.  Purchase Price                                                   8
         3.1  Purchase Price                                         8
         3.2  Closing Payment                                        8
         3.3  Adjustment to Purchase Price                           8
         3.4  Transfer Taxes                                         10
         3.5  Sales Tax on Accounts Receivable                       10
         3.6  Allocation of Purchase Price                           10
         3.7  GST                                                    10
         3.8  Income Tax Election                                    11
         3.9  Adjustments                                            11

4.  Assumption of Certain Liabilities by Purchaser                   11

5.  Representations and Warranties of Vendor                         12
         5.1  Organization                                           13
         5.2  Authorization                                          13
         5.3  No Other Agreements to Purchase                        13
         5.4  No Violation                                           13
         5.5  Sufficiency of Purchased Assets                        14
         5.6  Real Property                                          14
         5.7  Leased Property                                        15
         5.8  Title to Personal Property                             15
         5.9  Accounts Receivable                                    15
         5.10  Inventories                                           16
         5.11  Intellectual Property                                 16
         5.12  Insurance                                             16
         5.13  No Expropriation                                      16
         5.14  Agreements and Commitments                            17
         5.15  Compliance with Laws; Governmental Authorization      17
         5.16  Environmental                                         17
         5.17  Consents and Approvals                                19


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         5.18  Financial Statements                                  19
         5.19  Books and Records                                     19
         5.20  Absence of Changes                                    19
         5.21  Litigation                                            20
         5.22  Taxes                                                 20
         5.23  Employees; Collective Bargaining Agreements           20
         5.24  Employee Plans                                        21
         5.25  Customers and Suppliers                               22
         5.26  Disclosure                                            22
         5.27  Dixie Receivables                                     22

6.  Representations and Warranties of Purchaser                      23

7.  Survival of Representations and Warranties                       24

8.  Covenants and Agreements of the Parties                          24
         8.1  Access to Purchased Business and Purchased Assets      24
         8.2  Delivery of Books and Records                          24
         8.3  Non-Use of Name                                        24
         8.4  Conduct of Purchased Business Prior to Closing         25
         8.5  Delivery of Conveyance Documents                       27
         8.6  Employees and Employee Plans                           27
         8.7  Collection of Accounts Receivable                      28
         8.8  No Negotiations                                        28
         8.9  Financial Statements                                   29
         8.10  Vendor's Status After the Closing                     29
         8.11  Dixie Receivables                                     30

9.  Conditions of Closing                                            30
         9.1  Conditions of Closing in Favor of Purchaser            30
         9.2  Conditions of Closing in Favor of Vendor               32

10.  Closing Date and Transfer of Possession                         34
         10.1  Transfer                                              34
         10.2  Place of Closing                                      34
         10.3  Further Assurances                                    34
         10.4  Risk of Loss                                          34

11.  Indemnification                                                 34
         11.1  Indemnification by Vendor                             34
         11.2  Indemnification by Purchaser                          36
         11.3  Indemnification Procedures                            36


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         11.4  Limitation on Indemnification                         37
         11.5  Exclusive Remedy                                      38
         11.6  Taxes and Insurance                                   38

12.  Restrictive Covenants                                           39

13.  Miscellaneous                                                   39
         13.1  Notices                                               39
         13.2  Commissions, etc                                      41
         13.3  Non-Transferability                                   41
         13.4  Bulk Sales                                            42
         13.5  Best Efforts                                          42
         13.6  Assignment by Purchaser                               42
         13.7  Expenses                                              42
         13.8  Counterparts                                          42








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THIS AGREEMENT made the 19th day of October, 2000.


B E T W E E N:


                   BLUE GIANT LIMITED, a corporation existing under the laws of Canada

                   (hereinafter called the "Vendor"),




                                     - and -

                   1445833 ONTARIO INC., a corporation existing under the laws of Ontario

                   (hereinafter called the "Purchaser").


The parties agree as follows:


1.       INTERPRETATION.

         1.1 For the purposes of this Agreement, the following terms shall have the respective meanings set out below:

         (a) "Act" means the Canada Business Corporations Act as in effect on the date hereof;

         (b)      "Affiliate" has the meaning given to that term in the Act;

         (c) "Ancillary Agreements" means the Transfer Agreement and the Supply Agreements;

         (d)      "Assumed Contracts" has the meaning set out in Section 2.1(g);

         (e)      "Assumed Liabilities" has the meaning set out in Section 4.1;


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         (f)      "BGC" means Blue Giant Corporation, a Delaware corporation and wholly-owned subsidiary of Clark;

         (g) "Business Day" means any day, other than a Saturday or a Sunday, on which the main branch of the Bank of Nova Scotia in Toronto, Ontario is open for business;

         (h)      "Claim" has the meaning set out in Section 11.3;

         (i) "Clark" means Clark Material Handling Company, a Delaware corporation, the sole shareholder of Vendor;

         (j) "Closing Date" means November 10, 2000 or such later date as the parties shall agree;

         (k) "Contract" means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

         (l) "Dixie Receivables" means all receivables of Dixie Tool and Die aggregating $40,492.

         (m) "Dock Equipment" means the following loading dock equipment: dock levelers, elevating docks, edge of dock levelers, truck restraints, hydraulic lift tables and parts and accessories for all of the foregoing;

         (n) "Encumbrance" means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of preemption, privilege or any Contract to create any of the foregoing;

         (o) "Environmental Laws" means all federal, provincial, municipal and local laws, statutes, ordinances, by-laws and regulations, and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency, relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances;

         (p) "Environmental Permits" means all licenses, permits, approvals, consents, certificates, registrations, settlement agreements and other authorizations under Environmental Laws;



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         (q)      "Equipment Leases" has the meaning set out in Section 2.1(c);

         (r)      "Excluded Assets" has the meaning set out in Section 2.2;

         (s) "Financial Statements" means the unaudited financial statements of Vendor as at and for the year ended December 31, 1999, including the Review Engagement Report thereon of PricewaterhouseCoopers LLP, annexed hereto as Schedule 1.1(s);

         (t) "Hazardous Substances" means any pollutants, contaminants, toxic substances, chemicals or industrial, toxic or hazardous wastes or substances which when released into the air, water or soil produce contaminants in violation of any applicable Environmental Law or which require remediation under any such Environmental Law;

         (u)      "Intellectual Property" has the meaning set out in Section
                  2.1(h);

         (v)      "IP License Agreements" has the meaning set out in Section
                  5.11;

         (w) "Losses" means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

         (x)      "Permitted Encumbrances" means:

                  (i) liens for taxes either not due and payable or due but for which notice of assessment has not been given;

                  (ii) statutory liens, charges, adverse claims or encumbrances held by any governmental authority that have not at the time been filed or registered against the title to the asset or served upon Vendor pursuant to law or that relate to obligations not due or delinquent; or

                  (iii) with respect to Real Property, zoning restrictions, servitudes, easements, encroachments, restrictions, rights of way, reservations, and other similar rights in real property or any interest therein, and minor title defects, provided that the same are not of such nature as to materially adversely affect the use or marketability of the property subject thereto.

         (y)      "Purchase Price" has the meaning set out in Section 3.1;



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         (z)      "Purchase Price Adjustment" has the meaning set out in Section
                  3.3.

         (aa)     "Purchased Assets" has the meaning set out in Section 2.1;

         (bb) "Purchased Business" means the business carried on by Vendor at the date hereof and as of the Closing Date including, without limitation, the production and sale of Dock Equipment;

         (cc) "Real Property" means the real property owned by Vendor having the legal description set forth on Schedule 1.1(cc) and including all buildings, structures, fixtures and improvements thereon;

         (dd)     "Representatives" has the meaning set out in Section 11.5;

         (ee)     "Supply Agreements" means the Supply Agreement referenced in
                  Section 9.1(i) in the form of Exhibit 1 attached hereto and the Supply Agreement referenced in Section 9.2(f) in the form of Exhibit 3 attached hereto;

         (ff)     "Tangible Net Worth" shall be determined in accordance with
                  Section 3.3.

         (gg) "Time of Closing" means the close of business (Toronto time) on the Closing Date, or such other time on the Closing Date as Vendor and Purchaser may mutually determine;

         (hh) "Transfer Agreement" means the Transfer Agreement referenced in Section 9.1(j) in the form attached hereto as Exhibit 2;

         (ii) "Wheeled Equipment" means the following: powered and manual stackers, powered and manual pallet trucks, walkie lift trucks and tractor products R0I-55, MTS-2000, BGP, PTW, BGS, BGL, BGN, BGNR, GTT, TT Series, P Stakmate, BGW, BGR and parts for all of the foregoing;

         1.2 Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

         1.3 This Agreement, including the exhibits and schedules hereto, the Ancillary Agreements, and the confidentiality agreement dated March 8, 2000 between Clark and TBM Holdings, Inc. constitute the entire agreements between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations,



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warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

         1.4 This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in Ontario.

         1.5 This Agreement shall inure to the benefit of and shall be binding on and enforceable by the parties and their respective successors and permitted assigns. Subject to Section 13.6, neither party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

         1.6 No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise provided.

         1.7 Each party hereto acknowledges that it and its legal counsel have reviewed and participated in settling the terms of this Agreement, and the parties hereby agree that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

         1.8 The following Schedules and Exhibits are attached to and form part of this Agreement:

                  Schedule 1.1(s)   -    Financial Statements
                  Schedule 1.1(cc)  -    Real Property
                  Schedule 2.1(c)   -    Equipment Leases
                  Schedule 2.1(g)   -    Assumed Contracts
                  Schedule 3.2           Bonus Calculation and Adjustment
                  Schedule 3.6      -    Allocation of Purchase Price
                  Schedule 5.1      -    Jurisdictions Authorized to do Business
                  Schedule 5.4      -    Consents
                  Schedule 5.5      -    Equipment Located Off-Site
                  Schedule 5.6      -    Real Property Encumbrances
                  Schedule 5.8      -    Personal Property Encumbrances;
                                         Nonworking Assets
                  Schedule 5.9      -    Reserves on Accounts Receivable
                  Schedule 5.11     -    Intellectual Property
                  Schedule 5.14     -    Unfilled Purchase Orders
                  Schedule 5.15     -    Permits
                  Schedule 5.16     -    Environmental



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                  Schedule 5.20     -    Changes
                  Schedule 5.21     -    Litigation
                  Schedule 5.25     -    Customers and Suppliers
                  Exhibit 1         -    Clark Supply Agreement
                  Exhibit 2         -    Transfer Agreement
                  Exhibit 3         -    Purchaser Supply Agreement

         1.9 Definition of Knowledge. References in this Agreement to "knowledge of Vendor", "Vendor's knowledge", "known to Vendor" or similar statements regarding the knowledge of Vendor shall mean the awareness of facts and circumstances, if any, that Vendor became aware of after inquiry of the following individuals: Andrew Morrow and Michael Grossman.

         2.       PURCHASE AND SALE OF PURCHASED ASSETS.

         2.1 Purchased Assets. Upon and subject to the provisions of this agreement, Vendor agrees to sell, assign and transfer to Purchaser, and Purchaser agrees to purchase from Vendor, effective as of the close of business on the Closing Date, all of the property and assets used in connection with the Purchased Business (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wheresoever situate, as a going concern (collectively, the "Purchased Assets"), including without limitation:

         (a)      Real Property.  The Real Property;

         (b) Tangible Personal Property. All machinery, equipment, tools, dyes, molds, drawings, blueprints, vehicles, furniture, furnishings, computer hardware and software (unless an Excluded Asset) and miscellaneous items used in the Purchased Business, including the tangible personal property located at 85 Heart Lake Road South, Brampton, Ontario;

         (c) Equipment and Vehicle Leases. All right, title and interest of Vendor in and under leases of equipment and vehicles used in the Purchased Business, as specifically set forth in Schedule 2.1(c) (collectively, the "Equipment Leases");

         (d) Inventories. All inventories, including, without limitation, raw and packaging materials, work-in-process and finished goods;

         (e)      Receivables. All receivables that are not Excluded Assets;

         (f)      Prepaid Expenses. All prepaid expenses;



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         (g)      Agreements. All rights of Vendor under orders or contracts for the provision of goods or services (whether as buyer or seller), and all other Contracts of Vendor, as specifically set forth on Schedule 2.1(g) (collectively, along with the Equipment Leases and IP License Agreements, the "Assumed Contracts");

         (h) Intellectual Property. All right, title and interest of Vendor in all trade secrets, research data, designs, proprietary know-how, technical information, specifications, and materials in whatever form or media, recording or evidencing technology or proprietary information used in the Purchased Business and all right, title and interest of Vendor in and to all inventions, patents, applications for patents, copyrights, trademarks, trademark registrations, trade names and industrial designs used in the Purchased Business (collectively, the "Intellectual Property");

         (i) Books and Records. All books and records (other than those required by law to be retained by Vendor, copies of which will be made available to Purchaser), including without limitation, customer lists, sales records, price lists and catalogues, sales literature, advertising material, personnel records, inventory records and correspondence files (together with, in the case of any such information that is stored electronically, the media on which the same is stored);

         (j) Permits and Licenses. All transferable or assignable registrations, licenses, permits, approvals, certificates of occupancy and operating rights held in connection with the Purchased Assets; and

         (k) Goodwill. All goodwill, including all of Vendor's rights to use the name "Blue Giant", or any variation thereof, as part of the name or style under which the Purchased Business or any part thereof is carried on by Purchaser.

         2.2 Excluded Assets. The Purchased Assets shall not include any of the following property and assets (collectively, the "Excluded Assets"):

         (a) Cash. All cash on hand or in banks or other depositories, term deposits, guaranteed investment certificates, treasury bills and other similar cash equivalent items and securities;

         (b) Receivables. All receivables owing to Vendor from Clark or BGC or any of their Affiliates;

         (c) Income Taxes. All income tax installments paid by Vendor and the right to receive any refund of income taxes paid by Vendor; and



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         (d)      Insurance. All insurance held by Vendor, and all payments from insurance companies pertaining to claims filed by Vendor prior to the Closing Date.

         (e) BGC Intellectual Property. The Intellectual Property owned by BGC and used in the Purchased Business which shall be separately transferred pursuant to the Transfer Agreement.

         3.       PURCHASE PRICE.

         3.1 Purchase Price. The aggregate purchase price (the "Purchase Price") payable by Purchaser to Vendor for the Purchased Assets shall be the sum of U.S. $9.5 million. In addition, Purchaser shall pay BGC the sum of U.S. $1.5 million for the BGC Intellectual Property pursuant to the Transfer Agreement. Purchaser shall also assume the Assumed Liabilities. The Purchase Price shall be satisfied by the payments referred to in Sections 3.2.

         3.2      Closing Payment.

         (a) At the Time of Closing, Purchaser shall pay (i) to National Bank of Canada, Vendor's bank, the aggregate of all amounts owing by Vendor to that bank, and (ii) to Vendor the amount remaining after the payment to National Bank of Canada is deducted from U.S. $9.5 million. Payments shall be in immediately available United States funds by certified check or wire transfer to an account or accounts designated by Vendor.

         (b) At the Time of Closing, the Purchase Price payable from Purchaser to Vendor shall be adjusted as follows: (i) the Purchase Price shall be reduced by the monthly performance bonuses, sales bonuses and discretionary bonuses payable by Purchaser to employees but attributable to periods of time prior to the Closing Date, which amount the parties have calculated and agreed to in advance, as set forth on Schedule 3.2 hereof, regardless of the actual amount of bonuses actually paid to employees by Purchaser, and (ii) the Purchase Price shall be increased or decreased, as the case may be, to reflect the adjustments required by Section 3.9.

         3.3 Adjustment to Purchase Price. On the Closing Date, the Tangible Net Worth of the Purchased Business shall be determined as follows:

                  (a) Statement Preparation. As soon as practicable after the Closing Date, Purchaser shall prepare (or cause to be prepared) a balance sheet for the Purchased Business as of the Closing Date (the "Preliminary Balance Sheet"). The Preliminary Balance Sheet shall be prepared as follows:
"Assets" shall be comprised of the total of (i) Net Accounts Receivable as of the Closing Date, plus (ii) Accounts Receivable other as of the Closing Date, plus (iii) Net Inventory as of the Closing Date, plus (iv) Other Current Assets as of the Closing Date, plus (v) Rental Equipment Assets as of the Closing Date, plus Net Fixed Assets as of the Closing Date. "Liabilities" shall be comprised of the total of (i) Accounts Payable as of the Closing Date, plus



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(ii) Accrued Compensation and Benefits as of the Closing Date, plus (iii)
Warranty and Product Liability as of the Closing Date, plus (iv) other Current Liabilities as of the Closing Date. "Tangible Net Worth" on the Closing Date shall be the total of the Assets as determined above less the total of the Liabilities as determined above . The Preliminary Balance Sheet shall be prepared on a basis consistent with past periods. For purposes of converting Canadian Dollars to U.S. Dollars the following exchange rate shall be used: CAN $1.00 = US $1.5027. The Preliminary Balance Sheet indicating Tangible Net Worth of the Purchased Business as of the Closing Date shall be delivered to Vendor no later than 45 days after the Closing Date.

                  (b) Review Procedures. Vendor shall notify Purchaser within thirty (30) days after receipt of the Preliminary Balance Sheet whether it accepts or disputes the accuracy of the Preliminary Balance Sheet ("Vendor's Letter"). If Vendor fails to respond in such time period, Vendor shall have accepted the Preliminary Balance Sheet as the Final Balance Sheet. Vendor's Letter shall list any proposed corrections or changes to the Preliminary Balance Sheet. In connection with the review, Vendor or Vendor's accountants shall be entitled to review all relevant books and records of the Purchaser and workpapers and other documents of accountants of Purchaser. If Purchaser does not object to Vendor's Letter within thirty (30) business days after receipt thereof, any proposed corrections or changes in the Vendor's Letter shall be made to the Preliminary Balance Sheet and the Preliminary Balance Sheet, as corrected by the Vendor's Letter, shall be deemed to be the Final Balance Sheet of the Purchased Business as of the Closing Date. If Purchaser disputes any item in the Vendor's Letter, it shall in the notice of such objections (a "Dispute Notice"), delivered within 30 days after receipt of the Vendor's Letter, set forth in reasonable detail those items that Purchaser believes are not correctly presented in the Vendor's Letter and the reasons for its opinion. The parties shall then promptly meet and in good faith use their best efforts to resolve their disagreements within thirty (30) days of the receipt by Vendor of the Dispute Notice. If the parties resolve their differences, the Preliminary Balance Sheet with those modifications to which the parties shall have agreed shall be deemed to be the Final Balance Sheet. In the event the parties cannot agree as to all corrections or changes listed in the Vendor's Letter within thirty (30) days of receipt of a Dispute Notice, the parties shall forthwith request an independent accounting firm of national reputation (selected with the mutual consent of Purchaser and Vendor) to make a binding determination of the disputed items in accordance with this Agreement. The Preliminary Balance Sheet, with those modifications determined by such accounting firm to be appropriate, shall be deemed to be the Final Balance Sheet and shall be binding upon the parties hereto and shall not be subject to judicial review. The parties shall bear their own expenses in connection with the post closing adjustments and shall share equally the costs of such independent accounting firm.

                  (c) Adjustment Settlement. Upon determination of the Final Balance Sheet reflecting the Tangible Net Worth of the Purchased Business, the Purchase Price shall be adjusted ("Purchase Price Adjustment") as follows:
(A) If the Final Balance Sheet shall show Tangible Net Worth of less than $7,250,000, the Purchase Price shall be reduced dollar for dollar by the amount by which the Tangible Net Worth is less than $7,250,000, and (B) if the Final Balance Sheet shall



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show Tangible Net Worth in excess of $7,750,000, the Purchase Price shall be increased by an amount equal to such excess. Any party required to make a payment hereunder shall make such payment to the other party by certified check or wire transfer, within two (2) business days after determination of the Final Balance Sheet.

         3.4 Transfer Taxes. Purchaser shall be liable for and shall pay all federal, provincial and state sales taxes (including any goods and services tax, retail sales taxes and land transfer taxes) and other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by Vendor to Purchaser but excluding any taxes, fees or withholdings payable on or with respect to the income or capital of Vendor.

         3.5 Sales Tax on Accounts Receivable. The accounts receivable that form part of the Purchased Assets and are described in Section 2.1(e) include amounts ("Tax Amounts") payable by Vendor's customers on account of "goods and services tax" and "sales tax" which the Vendor is required to collect from those customers and which the Vendor is obliged to remit to the relevant taxing authority. Within 30 days following the Closing Date, the Purchaser shall determine the aggregate of all Tax Amounts and pay that amount to the Vendor under cover of a letter from a responsible officer of the Purchaser certifying as to the accuracy of the determination of the aggregate of all Tax Amounts.

         3.6 Allocation of Purchase Price. Vendor and Purchaser agree to allocate the Purchase Price among the Purchased Assets in accordance with
Schedule 3.6 and to report the sale and purchase of the Purchased Assets for all federal, provincial and local tax purposes in a manner consistent with such allocation. Purchaser and Vendor agree that if any taxing authority does not agree with any allocation of the Purchase Price agreed to between the parties in accordance with the foregoing, Vendor and Purchaser shall use their best efforts and good faith to agree upon a different allocation acceptable to the relevant authority and, if the parties are so able to agree, they shall thereafter amend the allocation and their income tax returns accordingly; provided, however, that nothing contained herein shall be construed so as to require any party to commence or participate in any litigation or administrative process challenging the determination so made by any applicable authority.

         3.7 GST. Vendor and Purchaser shall elect together under subsection 167(1.1) of the Excise Tax Act (Canada) and any provincial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the sale and purchase of the Purchased Assets pursuant to this Agreement. The election shall be in prescribed form and containing the prescribed information and shall be filed by Purchaser in compliance with the requirements of the Excise Tax Act (Canada) and any provincial legislation imposing a similar value added or multi-staged tax.



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         Purchaser covenants and agrees to indemnify and save harmless Vendor from all Losses suffered by Vendor as a result of any failure by Vendor to collect applicable taxes pursuant to Part IX of the Excise Tax Act (Canada) on the sale of the Purchased Assets on the Closing Date.

         3.8 Income Tax Election. Purchaser and Vendor agree to elect jointly in the prescribed form under Section 22 of the Income Tax Act (Canada) as to the sale of accounts receivable, and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to Section 3.6 and Schedule 3.6 as the consideration paid by Purchaser therefor.

         3.9 Adjustments. Water, rental, gas, hydro rates, realty taxes, municipal taxes, fuel and other usual and similar prepaid expenses and accrued liabilities relating to the Real Property shall be adjusted as the Closing Time in accordance with standard practice for the closing of real estate transfers.

         4.       ASSUMPTION OF CERTAIN LIABILITIES BY PURCHASER.

         4.1 Subject to the provisions of this Agreement, Purchaser shall not assume any liabilities, obligations or commitments of Vendor, relating to or arising out of the Purchased Business or Purchased Assets prior to the Closing, other than those liabilities specifically identified as Assumed Liabilities pursuant to this Section 4.1. Subject to the foregoing, Purchaser agrees to assume, pay, satisfy, perform and discharge, to the extent not theretofore paid, satisfied, performed and discharged (collectively, the "Assumed Liabilities") the following:

         (a) Vendor's obligations and liabilities under the Assumed Contracts arising after the Closing Date;

         (b) Vendor's trade payables entered into in the ordinary course of business consistent with past practice;

         (c) Liabilities and obligations arising with respect to the Purchased Business and the Purchased Assets, to the extent such liabilities and obligations arise after the Closing Date; and

         (d) Liabilities and obligations which Purchaser expressly assumes in Section 8.6.

Except with respect to the Assumed Liabilities, Purchaser does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any liabilities or obligations of Vendor, and Vendor agrees to pay and satisfy when due any such liabilities and obligations not assumed by Purchaser hereunder, including the Excluded Liabilities (as hereinafter defined).

         4.2 Neither Purchaser nor any of its Affiliates shall, as a result of this Agreement or the transactions contemplated hereby, assume or have any responsibility or liability for the following debts, liabilities and obligations of Vendor ("Excluded Liabilities"):

         (a)      any liability arising out of or relating to the Excluded
                  Assets;

         (b) any inter-company payable to Clark or BGC or any of their Affiliates;

         (c) any liability or obligation of Vendor, contingent or otherwise, for any indebtedness for borrowed money of Vendor, including, without limitation, under the term loan and the operating loan to National Bank of Canada, other than Purchaser's obligation to make the payment set forth in
                  Section 3.2(a)(i);

         (d) any liability for federal, provincial, local, foreign and other governmental taxes imposed on Vendor, the Excluded Assets or, to the extent relating to any period before the Time of Closing, the Purchased Assets, including (i) any tax of any other corporation which tax is assessed against Vendor by virtue of its status as a member of any consolidated group, and (ii) any taxes imposed on Vendor as a result of the consummation of the transactions contemplated under this Agreement;

         (e) any liabilities or obligations to employees of Vendor except to the extent expressly assumed by Purchaser under Section 8.6;

         (f) any liabilities arising from inter-company transfers, including advances, receivables and payables, between Vendor, Clark, BGC and any of their Affiliates, including, without limitation, liabilities from any allegedly preferential or fraudulent transfers occurring prior to the filing of bankruptcy petitions by Clark and BGC; and

         (g)      any other liabilities of Vendor, other than the Assumed
                  Liabilities.

         4.3 The Purchaser shall not assume, and Vendor shall be solely responsible for and shall indemnify and hold harmless Purchaser from and against, all product liability, product warranty and other claims and obligations respecting products sold by Vendor in connection with the Purchased Business up to the Time of Closing.

         5.       REPRESENTATIONS AND WARRANTIES OF VENDOR.

         Vendor represents and warrants to Purchaser as follows and acknowledges that Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Assets:

         5.1 Organization. Vendor is validly subsisting under the laws of Canada and has the corporate power to own or lease its property and to carry on the Purchased Business as now being conducted by it. Vendor is duly authorized to do business in the jurisdictions set forth on Schedule 5.1 hereto and each other jurisdiction where the character of the properties owned or leased by it or the nature of the activities conducted by it make such qualification necessary. Vendor has the corporate power to enter into this Agreement and to perform its obligations hereunder. Vendor does not, directly or indirectly, own any shares of, or have any other interest in, any other corporation or business entity.

         5.2 Authorization. This Agreement has been duly authorized, executed and delivered by Vendor and is a legal, valid and binding obligation of Vendor, enforceable against Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

         5.3 No Other Agreements to Purchase. No person other than Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Vendor of any of the Purchased Assets, other than pursuant to purchase orders accepted by Vendor in the ordinary course of the Purchased Business.

         5.4 No Violation. Except as set forth on Schedule 5.4, the execution and delivery of this Agreement by Vendor and the consummation of the transactions herein provided for will not result in:

         (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Vendor under:

                  (i) any Contract to which Vendor is a party or by which it is or its properties are bound;

                  (ii) any provision of Vendor's articles of incorporation, other constituting documents, by-laws, resolutions of its board of directors (or any committee thereof) or its sole shareholder;

                  (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Vendor or Clark;

                  (iv) any license, permit, approval, consent or authorization held by Vendor or necessary to the operation of the Purchased Business; or

                  (v) any applicable law, statute, ordinance, regulation or rule; or

         (b) the creation or imposition of any Encumbrance on any of the Purchased Assets.

         5.5 Sufficiency of Purchased Assets. The Purchased Assets are sufficient to carry on the Purchased Business, except for the BGC Intellectual Property being transferred to Purchaser pursuant to the Transfer Agreement and certain financing and support services normally provided by Clark such as financial, accounting, regulatory and legal support services. Other than as set forth in Schedule 5.5, with the exception of inventory in transit, the Purchased Assets are situated at 85 Heart Lake Road South, Brampton, Ontario.

         5.6      Real Property.

         (a) The municipal address of the Real Property is 85 Heart Lake Road South, Brampton, Ontario. There is no other real property that is used in the Purchased Business or owned by Vendor. No person other than Vendor occupies or uses any portion of the Real Property.

         (b) Vendor is the beneficial owner of, and has good and marketable title in fee simple to, the Real Property, free and clear of any and all Encumbrances except: (i) Permitted Encumbrances; and (ii) the Encumbrances set forth on Schedule 5.6. The current use of the Real Property is not materially adversely affected by any zoning or building laws, ordinances, regulations or official plans, and to Vendor's knowledge, there is no proposed or pending change to any zoning affecting the Real Property. Vendor has not received any written or oral notice for assessment for public improvements against the Real Property which remain unpaid, and, to Vendor's knowledge, no such assessment has been proposed. There are no expropriation, condemnation, eminent domain or similar proceedings pending or, to the knowledge of Vendor, threatened, with respect to the Real Property or any part thereof. The Vendor is not aware of any fact that is materially adverse in respect of the Real Property, other than as previously disclosed to Purchaser in writing.

         (c) All utilities, including without limitation, potable water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the operation of the Real Property are installed, connected, operating and adequate for the operation of the Purchased Business as it has been previously conducted by Vendor, with all installation and connection charges paid in full and are adequate (in both quality and quantity) to service the Real Property for its use in the Purchased Business as presently conducted thereon.

         (d) All buildings, structures, improvements and appurtenances situated on the Real Property are in operating condition and are adequate and suitable for the purposes for which they are currently being used. None of such buildings, structures, improvements or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, provincial or municipal law, ordinance, rule or regulation, or encroaches on any property owned by others.

         (e) All amounts for work and services performed and materials placed or furnished upon or in respect of the Real Property have been fully paid and satisfied, and no person is entitled to claim a lien under the Construction Lien Act (Ontario) or similar legislation in other provinces of Canada against the Real Property, or any part thereof, other than current accounts in respect of which the payment due date has not yet passed.

         (f) To the knowledge of Vendor, the Real Property (including all buildings, improvements and fixtures) is free of material structural, mechanical or other defects, and there are no material or structural repairs or replacements that are necessary for the continued use of the Real Property in the ordinary course. The Real Property is not currently undergoing any alteration or renovation nor is any such alteration or renovation contemplated.

         (g) The Real Property has full, free and unobstructed access to and from adjoining public highways, streets and roads and the Vendor has no knowledge of any existing fact or condition which could result in the amendment or termination of such access. There are no outstanding work orders, notices or deficiencies or other notices of violation outstanding or facts existing which are within the Vendor's knowledge that could give risk to such.

         5.7 Leased Property. Vendor is not a party to any lease or agreement to lease in respect of any real property used in the Purchased Business, whether as lessor or lessee.

         5.8 Title to Personal Property. The Purchased Assets (other than the Real Property) are owned beneficially by Vendor with a good and marketable title thereto, free and clear of all Encumbrances other than as follows: (i) the Purchased Assets may be subject to Permitted Encumbrances, (ii) the vehicles listed on Schedule 2.1(c) are leased from third parties, and (iii) the Purchased Assets are subject to the Encumbrances set forth on Schedule 5.8, which will be discharged prior to the transfer of the Purchased Assets to Purchaser on the Closing Date. Except as set forth on Schedule 5.8, the Purchased Assets are in operating condition, reasonable wear and tear excepted.

         5.9 Accounts Receivable. All customer and trade notes, fees and accounts receivable owned by Vendor and forming part of the Purchased Assets were created in the ordinary course of business, are not subject to any discount, rebate, offset, defense or the like except cash discounts for prompt payments, and are fully collectible in the aggregate to the extent of the aggregate face value thereof, subject to Reserves (as hereafter defined), and to the extent not collected prior thereto, will be on the Closing Date, fully collectible in the aggregate, subject to the Reserves. Schedule 5.9 sets forth the total amount of the reserves for accounts of doubtful collection as of September 30, 2000 ("Reserves"), and the specific customer accounts, with a provision for reserves through the Closing Date.

         5.10 Inventories. All of the inventories of Vendor are valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis. The inventories of Vendor relating to the Purchased Business do not include any material quantities that are below standard quality or of a quality or quantity not usable or saleable in the normal course of business, the value of which has not been written down on its books of account to net realizable market value.

         5.11 Intellectual Property. Schedule 5.11 lists the following Intellectual Property of Vendor: all patent applications and registrations, trademark applications and registrations, service marks, trade names, copyright applications and registrations ("IP Rights"). Schedule 5.11 also (i) specifies the jurisdictions in or by which any of such IP Rights have been registered, filed or issued, (ii) contains a description of all contracts or licenses pursuant to which Vendor has authorized any other person(s) to use any Intellectual Property, and (iii) lists any contract or license pursuant to which Vendor may use any Intellectual Property it does not own other than the BGC Intellectual Property transferred to Purchaser pursuant to the Transfer Agreement (collectively the items listed in (ii) and (iii) referred to as "IP License Agreements"). Except as set forth in Schedule 5.11, Vendor is the sole and exclusive owner of the Intellectual Property set forth therein and has the sole and exclusive right to use such Intellectual Property, and there is no, and at the Closing there will be no, Intellectual Property which Vendor is prohibited from using without royalty because of the ownership of any such Intellectual Property being vested in third parties. No claims, notices, or demands have been received by Vendor, no proceeding has been instituted or is pending, or to the knowledge of Vendor, threatened which challenges Vendor's rights with respect to the Intellectual Property, including, without limitation, claims with respect to (i) infringement of any Intellectual Property, (ii) any unauthorized use of any Intellectual Property, or (iii) any asserted unfair competition. None of the Intellectual Property is subject to any outstanding order, decree, judgment or stipulation and, to the knowledge of Vendor, none infringes upon or otherwise violates the rights of others or is being infringed by others. Vendor has taken adequate steps to keep its proprietary information confidential and limited to its employees and agents.

         5.12 Insurance. Vendor has the Purchased Assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. All product liability, professional liability and general liability policies maintained by or for the benefit of Vendor since November 6, 1997 have been "occurrence" policies and not "claims made" policies. Such insurance coverage will not be transferred to Purchaser.

         5.13 No Expropriation. No part of the Purchased Assets has been taken or expropriated by any federal, provincial, state, municipal or other authority, nor has any notice or proceeding in respect thereof been given or commenced, nor is Vendor aware of any intent or proposal to give any such notice or commence any such proceedings.

         5.14 Agreements and Commitments. Except as described in Schedules 2.1(c), 2.1(g) and 5.11 and except for Vendor's financing arrangements with National Bank of Canada which will be paid off at Closing, Vendor is not a party to or bound by any material Contract relating to the Purchased Business or Purchased Assets. Vendor has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any material Contract relating to the Purchased Business or Purchased Assets to which it is a party or by which it is bound and all such Contracts are in good standing and in full force and effect, and, to the knowledge of Vendor, no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any of the foregoing. Vendor has provided to Purchaser a true and complete copy of each Contract listed or described in Schedules 2.1(c), 2.1(g) and 5.11 and all amendments thereto. Set forth on
Schedule 5.14 is a summary of unfilled firm purchase orders of Vendor as of October 16, 2000, other than any unfilled firm purchase orders which have an individual value of less than $2,000.

         5.15 Compliance with Laws; Governmental Authorization. Vendor has complied in all material respects with all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders applicable to the Purchased Business or the Purchased Assets. Vendor holds all licenses, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) necessary to carry on the Purchased Business or to own or lease any of the Purchased Assets ("Permits"). All such Permits are listed on
Schedule 5.15. Except as set forth on Schedule 5.15, each Permit is in full force and effect and Vendor has no knowledge that any Permit will be terminated, adversely affected or otherwise subject to governmental approval by the transactions contemplated hereby.

         5.16     Environmental. Except as disclosed in the Reports listed on
Schedule 5.16:

         (a) Vendor has complied with and is not in violation of any Environmental Laws. Vendor holds and is in compliance with all Environmental Permits, which are listed on Schedule 5.16 hereto. To the knowledge of Vendor, such Environmental Permits are all the permits required to carry on the Purchased Business. All Environmental Permits are valid and in full force and effect, and may be transferred to Purchaser.

         (b) No notice, request for information, notice of claim, demand, citation, summons or order has been mailed to, delivered, issued or served upon Vendor, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental authority with respect to:

                  (i) any claim that Vendor or any of its predecessors are or may be potentially responsible for: the clean-up of any threatened or actual release of any Hazardous Substance;

                  (ii) any alleged violation by Vendor of any Environmental Law or Environmental Permit;

                  (iii) any alleged failure by Vendor to have any Environmental Permit; or

                  (iv) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substances by or on behalf of Vendor or its predecessors.

         (c) Except for Hazardous Substances stored or used in the ordinary course of their manufacturing processes, in quantities and in a manner: (1) not in violation of any applicable law, or (2) which has not or is not reasonably likely to create a condition which requires investigation, remediation or other responsive action or responsibility or liability under Environmental Laws, neither Vendor nor any other party has used, generated, treated, stored for more than 90 days, recycled or disposed of any Hazardous Substances on the Real Property and there is not now, nor has there ever been in the past a release or a threat of release of Hazardous Substances from the Real Property into the environment.

         (d) To the knowledge of Vendor, no polychlorinated biphenyls, lead based paints or asbestos-containing materials, or urea formaldehyde are at the Real Property, nor are there any underground storage tanks, active or abandoned, at the Real Property.

         (e) No Hazardous Substance generated by Vendor has been recycled, treated, stored, disposed of or transported by the Vendor or, to the knowledge of Vendor, by any other entity in violation of any Environmental Law or in a manner which has created or is reasonably likely to create any liability or responsibility under any Environmental Law. No Hazardous Substance has been released at, on, about or under the Real Property by Vendor, or to the knowledge of Vendor, is present on the Real Property which requires investigation, remediation or other response action.

         (f) To the knowledge of Vendor, no Hazardous Substance generated or managed by Vendor has come to be located at any site which is the subject of federal, provincial or local actions or other investigations which may lead to claims against Vendor or Purchaser for clean-up costs, remedial work, damages to natural resources or for a personal injury claim, including, but not limited to, claims under the Environmental Protection Act (Ontario) or other applicable Environmental Laws.

         (g) To the knowledge of Vendor, after due inquiry and investigation, there are no facts or circumstances related to environmental matters concerning the Real Property that could reasonably be expected to lead to any future environmental claims against Vendor or Purchaser under current law. Copies of all environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by or at the direction of Vendor or, in the possession of Vendor have been provided to Purchaser.

         5.17 Consents and Approvals. There is no requirement to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Schedule 5.4 or that relate solely to the identity of Purchaser or the nature of any business carried on by Purchaser. There is no requirement under any Contract relating to the Purchased Business or Purchased Assets to which Vendor is a party or by which it is bound to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement, except for the consents and approvals described in Schedule 5.4.

         5.18 Financial Statements. True and correct copies of the Financial Statements have been provided to Purchaser. The Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods ("GAAP") and are correct and complete in all material respects and present fairly the assets, sales, liabilities, earnings and results of operations of the Purchased Business for the respective periods covered by the Financial Statements.

         5.19 Books and Records. The books and records of the Purchased Business fairly and correctly set out and disclose, in accordance with Canadian generally accepted accounting principles, the financial position of the Purchased Business as at the date hereof, and all financial transactions of Vendor relating to the Purchased Business have been accurately recorded in such books and records.

         5.20 Absence of Changes. Except as set forth on Schedule 5.20, since December 31, 1999, the Purchased Business has been carried on in the ordinary and normal course consistent with past practice and will be carried on in the ordinary and normal course after the date hereof and up to the Time of Closing. There has not been any change since December 31, 1999, which has had a material adverse effect on the results of operations of Vendor, and to the knowledge of Vendor, no fact or condition exists which, in the reasonable judgment of Vendor, would cause any material change in the operations or financial condition of Vendor. Since December 31, 1999, Vendor has not entered into any material transaction or incurred any material liability except in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, since December 31, 1999, except as disclosed on
Schedule 5.20, there has not been (i) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties, liabilities, financial condition or results of operations of Vendor, or (ii) any change in the accounting methods or practices, other than as required by law, used to determine the financial condition of Vendor and the results of its operations, including without limitation, any change in depreciation or amortization policies or rates theretofore adopted.

         5.21 Litigation. Except as described in Schedule 5.21, there are no actions, grievances, complaints, charges, investigations, suits or proceedings pending or, to the knowledge of Vendor, threatened against or affecting Vendor at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator or arbitration board. There are no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting Vendor, the Purchased Assets or the Purchased Business.

         5.22     Taxes.

         (a) Vendor has (i) accurately and timely filed all federal, provincial, state and local income, payroll, withholding, excise, sales, use, goods and services, personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other tax returns of any kind whatsoever (all the foregoing taxes, including interest and penalties thereon and including estimated taxes referred to as "Taxes"), (ii) paid all Taxes which are shown to have become due pursuant to such returns, and
(iii) paid all other Taxes for which a notice of assessment or demand for payment has been received. All Tax returns have been prepared in accordance with all applicable laws and requirements and accurately reflect the taxable income of Vendor. No Tax returns are currently under audit or review by any administrative agency having jurisdiction over such returns.

         (b) Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

         (c) Vendor is a registrant for purposes of the Excise Tax Act (Canada) whose registration number is 876860164 RT.

         5.23     Employees; Collective Bargaining Agreements.

         (a) Vendor has delivered to Purchaser a complete and accurate list ("Employee List") of the names of all individuals who are employees of Vendor as of September 30, 2000 specifying: the length of service, age, title, rate of salary and commission or bonus structure, and accrued vacation for each such employee. The Employee List also provides a list of former employees and/or their families who are still entitled to any benefits by Vendor. The Employee List shall be updated and delivered to Purchaser at least two days prior to the Closing. All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of Vendor. No employee of Vendor has a written employment contract.

         (b) Except those which have been resolved, no notice has been received by Vendor of any complaint filed by any of the employees of Vendor claiming that Vendor has violated the Employment Standards Act (Ontario), the Human Rights Code (Ontario) (or any applicable employee or human rights or similar legislation in the other jurisdictions in which the Purchased Business is conducted) or of any complaints or proceedings of any kind involving Vendor with respect thereto or, to Vendor's knowledge, after due inquiry, any of the employees of Vendor before any labor relations board. There are no outstanding orders or charges against Vendor under the Occupational Health and Safety Act (Ontario) or any applicable health and safety legislation. All levies, assessments and penalties made against Vendor pursuant to the Worker's Compensation Act (Ontario) or any applicable workers' compensation laws have been paid by Vendor.

         (c) Vendor has not made any Contracts with any labor union or employee association nor made commitments to or conducted negotiations with any labor union or employee association with respect to any future agreements and Vendor is not aware of any current attempts to organize or establish any labor union or employee association with respect to any employees of the Purchased Business nor is there any certification of any such union with regard to a bargaining unit.

         5.24 Employee Plans. Vendor's Employee Handbook and Group Insurance Brochure (collectively, "Employee Materials"), copies of which have been or will be provided to Purchaser prior to October 30, 2000, identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained, or otherwise contributed to or required to be contributed to, by Vendor relating to the Purchased Business for the benefit of employees or former employees of Vendor ("Employee Plans"). Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plan and has been administered in accordance with the terms of any trusts or insurance contracts maintained in connection therewith. All of the following is true:

                  (i) all contributions to, and payments from, each Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan and the laws of the jurisdictions that govern such Employee Plan, have been made in a timely manner;

                  (ii) all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any government agency or distributed to any Employee Plan participant have been duly filed in a timely manner or so distributed;

                  (iii) there are no pending investigations by any governmental or regulatory agency or authority involving or relating to any Employee Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan that could give rise to a liability nor, to the Vendor's knowledge, are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding; and

                  (iv) no notice has been received by Vendor of any complaints or other proceedings of any kind involving Vendor or, to Vendor's knowledge, any of the employees of Vendor before any committee relating to any Employee Plan or to the Purchased Business or the Purchased Assets.

         5.25 Customers and Suppliers. Schedule 5.25 lists the twenty largest customers and 20 largest suppliers (by dollar volume) of Vendor for the last fiscal year and expected for the current fiscal year. Except as set forth on Schedule 5.25, since December 31, 1999, there has been no termination or cancellation of, and no material modification in, Vendor's business relationship with any major customer or group of customers or any major supplier or group of suppliers. Vendor has no reason to believe that the benefits of any relationship with any of its major customers or suppliers will not continue after the Closing Date in substantially the same manner as prior to the date hereof.

         5.26 Disclosure. No representation or warranty by Vendor in this Agreement, and no exhibit, certificate, information or schedule furnished or to be furnished to Purchaser hereunder, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of fact contained herein or therein not misleading or necessary to provide Purchaser with proper information as to the Purchased Assets and the Purchased Business. Vendor shall disclose to Purchaser at or prior to Closing any information then in its possession that indicates that Vendor is in breach of this Agreement or which may provide the basis for a claim by Purchaser that Vendor has breached this Agreement.

         5.27 Dixie Receivables. The Dixie Receivables shall be collected by the Purchaser in full within 210 days after the Closing without reference to the Reserves, as defined in Section 5.9.

         6.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         The Purchaser represents and warrants to Vendor as follows and acknowledges and confirms that Vendor is relying on such representations and warranties in connection with its sale of the Purchased Assets:

         6.1 The Purchaser is a corporation validly existing under the laws of Ontario and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

         6.2 This Agreement has been duly authorized, executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser by Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

         6.3 The execution and delivery of this Agreement by Purchaser and the consummation of the transactions herein provided for will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Purchaser under:

         (a) any Contract to which Purchaser is a party or by which it is bound;

         (b) any provision of its articles of incorporation or by-laws or resolutions of its board of directors (or any committee thereof) or its shareholders;

         (c) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Purchaser; or

         (d)      any applicable law, statute, ordinance, regulation or rule.

         6.4 There is no requirement for Purchaser to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

         6.5 The Purchaser is a "non-Canadian" that is controlled by a "WTO Investor" as those terms are used in the Investment Canada Act (Canada).

         6.6 The Purchaser is a registrant for purposes of the Excise Tax Act (Canada) whose registration number is 89318 8615.

         7.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         7.1 The representations and warranties made by Vendor and Purchaser to one another in this Agreement, or contained in any document or certificate given to one another in order to carry out the transactions contemplated hereby, will survive the closing of the sale and purchase of the Purchased Assets provided for herein for a period of one year after the Closing Date, provided, that (a) Claims, if any, asserted in writing prior to the expiration of a representation or warranty to which they related, shall survive until finally resolved and satisfied in full, (b) Claims, if any, which involve the representations set forth in Section 5.16 or otherwise involve environmental matters shall survive without limitation, (c) Claims, if any, which assess tax liability shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full, (d) Claims from the litigation matters listed on Schedule 5.21 shall survive without limitation, and (e) Claims, if any, relating to title or ownership of the Purchased Assets shall survive without limitation. All Claims shall be subject to the limitations hereinafter set forth in Article 11.

         7.2 After the expiration of the relevant time periods referred to in Section 7.1, Vendor and Purchaser will each be released from all obligations and liabilities in respect of such representations and warranties respectively made by them in this Agreement or in any document or certificate given in order to carry out the transactions contemplated hereby, except with respect to any Claims made by either Vendor or Purchaser in writing prior to the expiration of such period.

         8.       COVENANTS AND AGREEMENTS OF THE PARTIES.

         8.1 Access to Purchased Business and Purchased Assets. Vendor shall forthwith make available to Purchaser and its authorized representatives and, if requested by Purchaser, provide a copy to Purchaser of all Contracts, Employee Plans, Permits, financial statements, policies, plans, reports, orders, and all other documents and data relating to the Purchased Business or the Purchased Assets. Vendor shall afford Purchaser and its authorized representatives on reasonable notice every reasonable opportunity to have access to the Purchased Assets and all other property and assets utilized in the Purchased Business.

         8.2 Delivery of Books and Records. At or prior to the Time of Closing, there shall be delivered to Purchaser by Vendor all the books and records described in Section 2.1(i). The Purchaser agrees that it will preserve the books and records so delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any applicable law, and will permit Vendor or its authorized representatives reasonable access thereto in connection with the affairs of Vendor and Clark.

         8.3 Non-Use of Name. Vendor agrees that within two (2) Business Days from the Closing Date, it shall change its name and shall cause any of its Affiliates, including BGC, whose name includes the words "Blue Giant" to change their name to a name that does not include the words "Blue Giant" or any similar words. Vendor agrees that, from and after the

Closing Date, it will not use the words "Blue Giant" or any similar words as part of any trade name or trademark with which it carries on business.

         8.4 Conduct of Purchased Business Prior to Closing. Without in any way limiting any other obligations of Vendor hereunder, during the period from the date hereof to the Time of Closing Vendor shall conduct the Purchased Business only in the ordinary and normal course consistent with past practice and Vendor shall use its best efforts to preserve intact the Purchased Business and Purchased Assets and to carry on the Purchased Business as currently conducted, and Vendor shall use its best efforts to promote and preserve for Purchaser the goodwill of suppliers, customers and others having business relations with Vendor. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, Vendor agrees that it shall not:

         (a) keep and maintain its books of account and records other than in accordance with GAAP consistent with past practices;

         (b) amend or change Vendor's Certificate of Incorporation or By-laws;

         (c) (i) other than Vendor's existing line of credit with National Bank of Canada, create, incur or assume any long-term debt (including obligations with respect to capital leases), or create, incur, assume, maintain or permit to exist any short-term debt representing indebtedness for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than as the result of the endorsement of negotiable instruments in the ordinary course of business consistent with past practices, or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

         (d) (i) other than in the normal course of business consistent with past practice, increase the compensation for any of its directors, officers or other employees, (ii) pay or agree to pay any pension, retirement allowance or other employee benefits not required or permitted by an existing plan, agreement or arrangement to any such director, officer or employee, whether past or present, or (iii) commit itself to any new or renewed pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement (or amendment, renewal other extension thereof) with or for the benefit of any person, or to amend any of such plans or any of such agreements in existence on the date hereof;

         (e) permit any of its current insurance policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies are in full force and effect providing coverage equal to or greater than the coverage under those canceled, terminated or lapsed for substantially similar premiums;

         (f) amend or terminate any Contract or, except in the ordinary course of business, sell, transfer, mortgage or otherwise dispose of or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any properties, real personal or mixed;

         (g) except in the ordinary course of business, sell, transfer, license or otherwise dispose of, or agree to sell, transfer, license or otherwise dispose of, any Purchased Assets;

         (h) enter into any other agreements, commitments or contracts which, individually or in the aggregate, are material to the business, prospects, operations, properties, assets, liabilities, earnings, cash flows or condition (financial or otherwise) of Vendor, except agreements, commitments or contract for the purchase, sale or lease of goods and services in the ordinary course of business, consistent with past practice and not in excess of current requirements, or otherwise make any material change in conduct of the business or operations of Vendor;

         (i)      grant any powers of attorney;

         (j) approve or undertake, either as the surviving, disappearing, acquiring or selling corporation, any merger, consolidation, liquidation, asset acquisition or disposition or any takeover transaction or furnish or cause to be furnish any information concerning its business, properties or assets to any person (other than to Purchaser) which is interested in any such transaction;

         (k) solicit, encourage, respond to or otherwise entertain any inquiries or proposals for the acquisition of all or any part of the capital stock, assets or business of Vendor;

         (l) take any action which would result in any of the representation or warranties contained in this Agreement not being true at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming unperformable;

         (m)      make any capital improvements;

         (n) make any payments for Intercompany Payables or receive payments for Intercompany Receivables, except in the ordinary course consistent with past practice;

         (o) make any payments of principal or interest under any intercompany note; or

         (p)      agree to do any of the foregoing.

         8.5      Delivery of Conveyance Documents.

         (a) The Vendor shall make available to the Purchaser or its solicitor, (i) copies of all plans, specifications, drawings (architectural, structural, mechanical and electrical), permits, documents, reports, draft plan approvals, studies, agreements, contracts or other materials in the possession of the Vendor and relating to the Real Property; (ii) copies of all tests and inspections relating to the Real Property and in the Vendor's possession; (iii) authorizations of the Vendor to all relevant municipal, regional and governmental authorities having jurisdiction over the Real Property allowing the release of any information on file with such governmental authorities to the Purchaser or its solicitor and authorizing such further investigations as the Purchaser may request; and (iv) surveys in its possession of the Real Property prepared by and under seal of an Ontario Land Surveyor showing the location and area of any buildings or structures and all existing improvements, if any, and fences, easements and encroachments thereon or therefrom.

         (b) Vendor shall deliver to Purchaser, on or before the Closing Date, all necessary conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to Purchaser including, without limitation, consents to the assignment of all contracts requiring same.

         (c) The Vendor shall, at its own expense, prior to closing, cause the release and discharge of all liens, security interests, encumbrances, encroachments, easements, rights of way, restrictions, leases and other interests affecting the Real Property other than Permitted Encumbrances, and shall comply with any and all work orders, notices of deficiencies and notices of violation.

         8.6      Employees and Employee Plans.

         (a) Purchaser agrees that it shall offer employment to all active employees of the Purchased Business, effective as at the Time of Closing, at the same salary and wage rates and otherwise on substantially the same terms and conditions of employment as are then applicable to those employees. Any employee who accepts such offer of employment and does not voluntarily resign his or her employment within ten (10) days after the Closing Date is herein referred to as a "Transferred Employee".

         (b) Except as expressly assumed by Purchaser in Section 8.6(c) below, Vendor shall remain liable for, and Purchaser shall not assume, any liability for accrued wages, salary, vacation pay, benefits under any employee benefit plan or obligations to pay severance benefits to any employee of Vendor prior to the Time of Closing.

         (c) Purchaser shall be liable for and shall discharge all obligations to the Transferred Employees arising or accruing from and after the Time of Closing for wages, salary, vacation pay and benefits and for severance pay, notice of termination of employment or pay in lieu thereof, damages for wrongful dismissal or other employee benefits and claims resulting from the termination of employment of such employees with Purchaser after the Closing Date (and, in each case, whether or not any such obligations for termination are referable in whole or in part to periods prior to the Closing Date and policies of the Vendor).

         (d) The Purchaser agrees that the offers of employment will provide that employees have comparable benefit plans from and after the Time of Closing or Purchaser will assume Vendor's existing benefit plans as of the Time of Closing (and Purchaser shall notify Vendor at least three (3) days prior to Closing whether or not it shall assume such existing benefit plans). For the purpose of determining the eligibility for membership or benefits under Purchaser's plans in respect of Transferred Employees:

                  (a) their period of employment shall include employment with both Vendor, predecessor employers which Vendor has recognized and Purchaser, and shall be deemed not to have been interrupted at the Time of Closing; and

                  (b) their period of membership shall include membership in both the plans of Vendor, the plans of predecessor employers which Vendor has recognized and Purchaser's comparable plans and shall be deemed not to have been interrupted at the Time of Closing;

provided that no such Transferred Employee shall be entitled to benefits under any disability plan sponsored by Purchaser in respect of any condition existing at or event occurring prior to the Time of Closing. All such Transferred Employees shall begin to accrue benefits under Purchaser's plans as of the Time of Closing in respect of their employment by Purchaser.

         (e) Vendor shall be solely responsible for payment of any penalties assessed under Worker's Compensation laws for insurance claims made prior to the Time of Closing, but shall not be liable for any insurance premium increase after the Time of Closing.

         8.7 Collection of Accounts Receivable. After the Closing Date, Vendor hereby authorizes Purchaser to open any and all mail addressed to Vendor and delivered to it at 85 Heart Lake Road South, Brampton, Ontario and hereby appoints Purchaser, its attorney in fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Purchaser after the Closing Date with respect to any accounts receivable made payable or endorsed to Vendor or its order, for Purchaser's own account.

         8.8 No Negotiations. Until the Closing Date, or the earlier termination of this Agreement in accordance with its terms, without the express prior consent of Purchaser, neither Vendor, Clark, BGC nor any of their Affiliates, officers, directors, employees, consultants, advisors, agents, investment bankers, or any family members of any of the foregoing shall, directly or indirectly, initiate discussions with, engage in negotiations with, entertain any offer from, or provide any information to any corporation, partnership, person or other entity or group involving the possible sale, directly or indirectly, transfer or joint venture of Vendor, the Purchased Business or the Purchased Assets to any person or entity other than Purchaser.

         8.9 Financial Statements. Vendor acknowledges that Purchaser's accountants will need to incorporate audited financial statements of Vendor for Vendor's last fiscal year ("Audited Financial Statements"), for inclusion in the Current Report on Form 8-K of Purchaser's parent ("Parent") to be filed with the Securities and Exchange Commission and thereafter to be incorporated into Parent's audited financial statements. Vendor agrees that it shall cause Vendor's independent certified public accountants ("Vendor's Accountants") (i) to prepare such Audited Financial Statements in accordance with the requirements of GAAP, Regulation S-X of the Securities and Exchange Commission, work letters of Parent's accountants, and such other accounting requirements as are applicable to public reporting companies, (ii) to authorize Parent, Purchaser and Parent's accountants to rely on such Audited Financial Statements and the certification thereof by Vendor's Accountants, and to incorporate such Audited Statements into Parent's audited financial statements for inclusion in Parent's Form 8-K filing and all subsequent required filings and reporting, and (iii) to otherwise cooperate with Parent's accountants in the preparation of pro-formas, interim statements, and other reports as are reasonably required in connection with Purchaser's filing and reporting obligations. At all times between the date hereof and the Closing Date, Vendor shall cause Vendor's Accountants to afford Parent's accountants access to (including copies of) Vendor's and Vendor's Accountants' books and records and such other information as Parent's accountants reasonably request in order to review such Audited Statements and to incorporate them into Parent's audited financial statements. At all times during such review, whether before or after the Closing Date, Vendor shall, and shall cause Vendor's Accountants to, cooperate fully with Parent's accountants, including taking such actions as Parent's accountants reasonably require, in connection with such Audited Financial Statements. Purchaser shall pay reasonable costs of Vendor's Accountants in complying with this section.

         8.10 Vendor's Status after the Closing. From and after the Closing Date, Vendor agrees as follows:

                  (i) Vendor shall maintain a net worth of liquid assets of at least $250,000 until the later of (A) final resolution of the Purchase Price Adjustment described in Section 3.3, (B) sixty (60) days after the Closing Date, or (C) completion of the matters identified in Section 11.1(d) which both parties will diligently work to complete; and

                  (ii) For at least three years after the Closing Date, Vendor shall maintain product liability insurance in substantially the same amounts as currently maintained to cover potential product liability claims for periods of time prior to the Closing Date.

         8.11 Dixie Receivables. Purchaser agrees that from and after the Time of Closing, Purchaser shall use commercially reasonable efforts to collect the Dixie Receivables. If the Dixie Receivables have not been collected in full within 210 days after the Time of Closing, upon payment to Purchaser by Vendor of the face amount thereof, Purchaser shall assign such uncollected Dixie Receivables to Vendor. Purchaser shall pay any collection fees associated with its efforts to collect the Dixie Receivables.

         9.       CONDITIONS OF CLOSING.

         9.1 Conditions of Closing in Favor of Purchaser. The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of Purchaser, to be performed or fulfilled at or prior to the Time of Closing:

         (a) Representations and Warranties. The representations and warranties of Vendor contained in this Agreement shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of an officer of Vendor, dated the Closing Date, to that effect shall have been delivered to Purchaser, such certificate to be in form and substance satisfactory to Purchaser;

         (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Vendor at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of an officer of Vendor, dated the Closing Date, to that effect shall have been delivered to Purchaser, such certificate to be in form and substance satisfactory to Purchaser;

         (c) Regulatory Consents. There shall have been obtained from all appropriate federal, provincial, state, municipal or other governmental or administrative bodies such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by Vendor or Clark to permit the change of ownership of the Purchased Assets contemplated hereby, including, without limitation, those described in Schedule 5.4, in each case in form and substance satisfactory to Purchaser;

         (d) Contractual Consents. Vendor shall have given or obtained the notices, consents and approvals described in Schedule 5.4, in each case in form and substance satisfactory to Purchaser, other than consents that may be required in connection with customer orders incurred in the ordinary course of business;

         (e) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;

         (f) No Material Damage. No material damage by fire or other hazard to the whole or any material part of the Purchased Assets shall have occurred from the date hereof to the Time of Closing;

         (g) No Material Adverse Change. There shall have been no material adverse change in the condition (financial or otherwise), of the assets, liabilities, operations, earnings, business or prospects of the Purchased Business since September 30, 2000;

         (h) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, and all legal matters relating to the purchase of the Purchased Assets, shall have been approved as to form and legality by Levett Rockwood, P.C., counsel for Purchaser, acting reasonably;

         (i) Clark Supply Agreement. Clark shall have executed and delivered to Purchaser a Supply Agreement substantially in the form of Exhibit 1 ("Clark Supply Agreement");

         (j) U.S. Conveyance. BGC shall have executed and delivered to Purchaser the Transfer Agreement substantially in the form of
                  Exhibit 2;

         (k) Director Approval. The board of directors of Purchaser shall have approved the execution, delivery and performance of this Agreement by November 2, 2000;

         (l) Financing. Purchaser shall have received financing from a financial institution sufficient to pay the Purchase Price, provided that if Purchaser fails to obtain a commitment from a financial institution by November 2, 2000, either party may terminate this Agreement upon written notice to the other with no further obligation or liability to each other under this Agreement, other than the obligations contained in Section 13.2;

         (m) Section 6 Certificate. Upon execution of this Agreement the Vendor shall apply forthwith, and thereafter deliver to the Purchaser at the Time of Closing, a certificate issued by the Minister of Revenue pursuant to Section 6 of the Retail Sales Tax Act (Ontario) which certificate shall indicate that the Vendor has paid all taxes collectable or payable under the said Act up to the Effective Time or has entered into an arrangement satisfactory to the said Minister for the payment of such taxes;

         (n) Outstanding Debt. As of the Closing, Vendor's outstanding indebtedness for borrowed money shall not exceed $3,000,000;

         (o) Certification of Employee Materials. Vendor shall provide a certificate, certified by an officer of Vendor attaching the Employee Materials (as defined in Section 5.24) and certifying as to their accuracy and completeness; and

         (p) Schedules; Due Diligence Review. By October 31, 2000, Purchaser shall be satisfied in its discretion with (A) the schedules to this Agreement and any exhibits to this Agreement, and (B) its due diligence review of the Purchased Business and the Purchased Assets.

         (q) Environmental. No environmental liabilities shall exist on the Real Property which could cost in excess of $50,000.

         If any of the conditions contained in this Section 9.1 shall not be performed or fulfilled as of the time specified, or if no time is specified, at or prior to the Time of Closing to the satisfaction of Purchaser, Purchaser may, by notice to Vendor, terminate this Agreement and the obligations of Vendor and Purchaser under this Agreement, other than the obligations contained in Section
13.2. If the condition set forth in Section 9.1(p) is not met, Purchaser must provide a written notice of termination no later than October 31, 2000. If either of the conditions set forth in Sections 9.1(k) or (l) are not met, Purchaser must provide written notice of termination no later than November 3, 2000.

         9.2 Conditions of Closing in Favor of Vendor. The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of Vendor, to be performed or fulfilled at or prior to the Time of Closing:

         (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of an officer of Purchaser, dated the Closing Date, to that effect shall have been delivered to Vendor, such certificate to be in form and substance satisfactory to Vendor;

         (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Purchaser at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of an officer of Purchaser, dated the Closing Date, to that effect shall have been delivered to Vendor, such certificate to be in form and substance satisfactory to Vendor;

         (c) Regulatory Consents. There shall have been obtained from all appropriate federal, provincial, state, municipal or other governmental or administrative bodies such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by Purchaser, Clark or BGC to permit the change of ownership of the Purchased Assets contemplated hereby, including those described in Schedule 5.4, in each case in form and substance satisfactory to Vendor;

         (d) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;

         (e) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, shall have been approved as to form and legality by Borden Ladner Gervais LLP, counsel for Vendor;

         (f) Purchaser Supply Agreement. The Purchaser shall have executed and delivered to Clark a Supply Agreement substantially in the form of Exhibit 3;

         (g) Approvals. The board of directors of Clark shall have approved the execution, delivery and performance of this Agreement by November 2, 2000. The United States Bankruptcy Court for the District of Delaware in Case No. 00-1740 (SLR) ("Bankruptcy Court") shall have approved the agreement of Clark to be bound by Article 11 hereto.

         (h) Bankruptcy Court Approval. The Bankruptcy Court shall have approved the Supply Agreements and the Transfer Agreement.

         (i) Environmental. No environmental liabilities shall exist on the Real Property which could cost in excess of $50,000.

         If any of the conditions contained in this Section 9.2 shall not be performed or fulfilled as of the time specified, or if no time is specified, on or prior to the Time of Closing to the satisfaction of Vendor, Vendor may, by notice to Purchaser, terminate this Agreement and the obligations of Vendor and Purchaser under this Agreement, other than the obligations, if any, contained in
Section 13.2. If the condition set forth in the first sentence of Section 9.2(g) is not met, Vendor must provide written notice of termination no later than November 3, 2000.

         10.      CLOSING DATE AND TRANSFER OF POSSESSION.

         10.1 Transfer. Subject to compliance with the terms and conditions hereof, the transfer of possession of the Purchased Assets shall be deemed to take effect as at the close of business on the Closing Date.

         10.2 Place of Closing. The closing shall take place at the Time of Closing at the offices of Borden Ladner Gervais LLP, counsel for Vendor, at 40 King Street West, Toronto, Ontario, Canada.

         10.3 Further Assurances. From time to time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will at all times after the Closing Date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

         10.4 Risk of Loss. From the date hereof up to the Time of Closing, the Purchased Assets shall be and remain at the risk of Vendor. If, prior to the Time of Closing, all or any part of the Purchased Assets that are necessary to carry on the Purchased Business as currently conducted are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by governmental or other lawful authority, unless Purchaser terminates its obligations under this Agreement as contemplated by Section 9.1, Purchaser shall complete the purchase without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for expropriation or seizure shall be paid to Purchaser at the Time of Closing and all right and claim of Vendor to any such amounts not paid by the Closing Date shall be assigned at the Time of Closing to Purchaser.

         11.      INDEMNIFICATION

         11.1 Indemnification by Vendor. Subject to the provisions of Sections 7.1, 7.2, 11.3, 11.4, 11.5 and 11.6 hereof, Vendor and Clark hereby jointly and severally indemnify and hold Purchaser and each of its Representatives harmless from and against any and all Losses suffered, asserted against or required to be paid by Purchaser to the extent that they are the result of:

         (a) the breach or non-performance of any representation, warranty, covenant or agreement of Vendor in this Agreement, any Ancillary Agreement or in any document, schedule or certificate provided pursuant to this Agreement;

         (b) any product liability claim by a third party attributable to products sold by Vendor prior to the Time of Closing;

         (c) any Claims associated with any investigation or remediation required by an appropriate governmental authority under any environmental law or regulation from any activities of Vendor or in connection with any Hazardous Substances located on the Real Property prior to the Closing Date;

         (d) any Claims associated with (i) remediation that may be required after completion of a Phase II subsurface investigation, which investigation will be completed by October 30, 2000, as to any soil and groundwater contamination that may have resulted from solvent spills near the drainage hole located in the flammable liquids storage room, (ii) the costs of sealing the drainage hole in the flammable liquids storage room and installation of secondary spill containment systems for the flammable liquids storage room, the waste paint collection area and 1,000 L plastic totes containing hydraulic oil, and (iii) any costs associated with obtaining Certificate of Approvals (Air) ("Permits") from the Ontario Ministry of the Environment for the paint spray booth exhausts and welding fume exhaust system, except to the extent of routine administrative costs Purchaser would have normally incurred in transferring or obtaining such Permits if such Permits were properly in place immediately prior to Closing, but, in each case, only to the extent required by environmental laws or to any lesser extent deemed in satisfaction of environmental law by any governmental agency charged with enforcing such law.

         (e) any and all liability for Federal, provincial, local or foreign taxes, charges, fees, levies, or other assessments in the nature of taxes, including interest or penalties associated therewith, imposed on Vendor, any of the Excluded Assets whether prior to or after the Closing Date, or the Purchased Assets on or prior to the Closing Date;

         (f) the pending or threatened litigation matters and potential claims listed on Schedule 5.21;

         (g) non-compliance with any bulk sales or similar laws in connection with the transactions contemplated hereby except to the extent arising from Purchaser's failure to pay, satisfy, discharge and perform any of the Assumed Liabilities; or

         (h)      claims arising from or associated with any Excluded
                  Liabilities.

         11.2 Indemnification by Purchaser. Subject to the provisions of Sections 7.1, 7.2, 11.3, 11.4, 11.5 and 11.6 hereof, Purchaser agrees to indemnify and hold Vendor and each of its Representatives harmless from and against any and all Losses suffered, asserted against or required to be paid by Vendor or any of its Representatives to the extent that they are the result of:

         (a) the breach or nonperformance of any representation, warranty, covenant or agreement of Purchaser in this Agreement, any Ancillary Agreement or in any document or certificate given pursuant to this Agreement;

         (b) any product liability claim by a third party attributable to products sold by Purchaser after the Time of Closing;

         (c) any Claims associated with any investigation or remediation required by an appropriate governmental authority under any environmental law or regulation from any activities of Purchaser after the Closing Date;

         (d)      claims arising in connection with the Assumed Liabilities; or

         (e) the claims of brokers or finders hired by or claiming to have been hired by Purchaser.

         11.3 Indemnification Procedures. A party seeking indemnification hereunder ("Indemnitee") shall give written notice to the party from which indemnification is sought (the "Indemnitor") of any matter with respect to which Indemnitee seeks to be indemnified (a "Claim") within thirty (30) days after Indemnitee has knowledge of such Claim, unless such Claim results from any action, suit or proceeding against the Indemnitee (a "Litigation"), in which case such notice shall be given promptly following Indemnitee's receipt of service of process in such Litigation, stating in such notice the nature of the Claim, all facts known to Indemnitee giving rise to such Claim, the amount or an estimate of the amount of the liability arising therefrom and the status of settlement or other negotiations, if any; provided, however, that the delay or failure of the Indemnitee to provide such notice shall not relieve the Indemnitor from its indemnification obligations hereunder except, and only to the extent, that it is materially prejudiced by such delay or failure. The Indemnitee shall provide such assistance as Indemnitor may reasonably request, at the sole cost of Indemnitor.

         (a) a claim for indemnification may, at the option of the Indemnitee, be asserted as soon as any Claim has been asserted by a third party in writing, regardless of whether actual harm has been suffered or out-of-pocket expenses incurred, provided that the Indemnitee shall have reasonably determined that it may be entitled to indemnification hereunder in respect to such Claim;

         (b) after the Indemnitee has given Indemnitor notice of a Claim, the Indemnitee shall permit the Indemnitor, at Indemnitor's option and expense, to assume the defense of such action, suit, proceeding, claim, demand or assessment with full authority to conduct such defense and the Indemnitee will cooperate fully in such defense; provided, however, that the Indemnitor shall prior to assuming such defense acknowledge in writing its obligation to provide indemnity for such Claim hereunder, which acknowledgement shall be irrevocable and unconditional. Indemnitor and Indemnitee shall cooperate with each other in the defense of any Claim and each shall have notice of, and access to, all discovery, trial or other proceedings and all documents relating to any such Claim; and

         (c) the Indemnitee shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnitee; provided, however, that if the Indemnitor fails to assume the defense of any Claim within thirty (30) days after the Indemnitee's notice of the Claim, the Indemnitee shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnitor. Anything in this Section 11.3 to the contrary notwithstanding, the Indemnitor shall not, without the Indemnitee's prior written consent, settle or compromise any action, claim or proceeding or consent to entry of any judgment with respect to any such action, claim or proceeding unless such settlement or compromise requires solely the payment of money damages by the Indemnitor and includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnitee from all liability in respect of such action, claim or proceeding.

         11.4 Limitation on Indemnification. Notwithstanding the foregoing provisions of this Article 11:

         (a) neither Vendor nor Clark shall be obligated to indemnify Purchaser or any of its Representatives from or against any Losses arising out of or in connection with any matter described in Section 11.1 until such time that such Losses exceed an aggregate amount of One Hundred Thousand U.S. Dollars (U.S. $100,000), upon which Vendor and Clark shall be jointly and severally liable only for Losses that exceed such initial $100,000, unless the Loss is with respect to the Dixie Receivables or the matters set forth in Section 11.1(d), in which case Vendor and Clark shall be liable for the full amount;

         (b) the aggregate amount payable by Clark hereunder, including but not limited to this Article 11, shall not exceed $500,000, and such indemnity obligations of Clark shall terminate on the first anniversary of the Closing Date, except that claims made but not resolved within such one year period shall continue until finally resolved;

         (c) subject to Section 11.4 (b), in no event shall Purchaser or Vendor or their Representatives be entitled to indemnification hereunder in an aggregate amount in excess of U.S. $2 Million Dollars, provided, however, that this limitation shall not be applicable for claims by Purchaser against Vendor with respect to tax matters, environmental matters, Excluded Liabilities, litigation listed on Schedule 5.21, failure to collect in full the Dixie Receivables, failure to comply with bulk sales laws or matters relating to the ownership of the Purchased Assets;

         (d) unless otherwise agreed to between Purchaser and Vendor at or prior to the Time of Closing, Purchaser shall not be entitled to make a Claim based on any representation or warranty contained herein which becomes false or misleading between the date of execution hereof and the Time of Closing if Vendor notifies Purchaser in writing of such false or misleading representation or warranty at or prior to the Time of Closing;

Notwithstanding the limitations set forth in Section 11.4(b) above, if a final order confirming a plan of reorganization in Clark's bankruptcy case is on a date that is prior to the one year anniversary date of the Closing Date, Clark agrees that its plan of reorganization shall provide security for Clark's obligations under Section 11.1 (subject to the limitation in Section 11.4(b)) through a letter of credit or other credit instrument reasonably satisfactory to Purchaser

         11.5     Exclusive Remedy. The indemnification provisions of this
Article 11 shall be the exclusive remedy following the Closing for any breaches or alleged breaches of any representation, warranty, covenant, agreement or other provision of this Agreement or other claims in connection with the transactions contemplated hereby. Each of the parties hereto, on behalf of itself and its officers, directors, employees, shareholders, partners, Affiliates, agents, lawyers or other representatives (collectively, such party's "Representatives"), agrees not to bring any actions or proceedings, at law, equity or otherwise, against any other party or its Representatives, in respect of any breaches or alleged breaches of any representation, warranty, covenant, agreement or other provision of this Agreement, except pursuant to the express provisions of this Article 11. No party has made any representations and warranties, express or implied, with respect to this Agreement or the matters contemplated hereby, except as explicitly set forth in this Agreement and the Ancillary Agreements.

         11.6 Taxes and Insurance. The amount of the Losses suffered by an Indemnitee shall be net of any Tax Benefit (as defined below), insurance payment or other recovery which such party or its Representatives realizes in respect of or as a result of such Losses or the facts or circumstances relating thereto. If any Losses for which indemnification is provided hereunder are subsequently reduced by any such Tax Benefit, insurance payment or other recovery from a third party, the amount of such reduction shall be remitted to the Indemnitor. If, after the Closing, either party realizes a Loss for which it is indemnified by the other party hereunder, such Indemnified Party shall, if reasonable, promptly seek the maximum recovery or other benefit available to it under any applicable insurance policy, and shall also claim to the fullest extent possible all Tax deductions and credits available to it as a result of such Loss. The Indemnitee shall furnish to the Indemnitor, on demand, a certificate of its chief financial officer verifying the amount of any such insurance recovery or other benefit, and of any Tax Benefit as a result of any such tax deduction or credit claim. As used in this Section 11.6, the "Tax Benefit" in respect of a Loss shall mean the actual decrease in income taxes payable as a result of realizing or reflecting such Loss for tax purposes. All indemnification payments under this Article 11 shall be deemed adjustments to the Purchase Price for the Purchased Assets hereunder for tax purposes.

         12. RESTRICTIVE COVENANTS. Vendor agrees that during the five-year period commencing on the Closing Date, Vendor shall not (and shall ensure that neither Clark, nor any Affiliate of Clark nor any of Clark's successors shall) individually or as a partner, joint venturer, agent, consultant or shareholder of a corporation, or otherwise, directly or indirectly, enter into any business or engage in any business that competes in Canada or the United States or anywhere in the world where Vendor currently conducts business, with the Dock Equipment part of the Purchased Business as conducted in those countries on the Closing Date; provided that (i) this provision shall not prohibit either Vendor or Clark from owning less than 3% in the aggregate of the voting securities of any entity if none of the employees of Vendor or Clark is involved in the management of that entity and (ii) this provision shall not prohibit or restrict Vendor or Clark in any way from engaging in a business involving Wheeled Equipment in compliance with any agreements between the parties.

         13.      MISCELLANEOUS.

         13.1     Notices.

         (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, by reliable overnight courier, transmitted by telecopy or similar means of recorded electronic communication or sent by registered or certified mail, charges prepaid, addressed as follows:

                  (i)      if to Vendor:
                                    Clark Material Handling Company
                                    172 Trade Street
                                    Lexington, Kentucky  40511
                                    Attention:  Michael Grossman
                                    Telecopier No.:  (859) 388-7985
                           with a copy to:
                                    Borden Ladner Gervais LLP
                                    Barristers & Solicitors
                                    Scotia Plaza
                                    40 King Street West
                                    Toronto, Ontario
                                    M5H 3Y4
                                    Attention:       Gordon A. Park
                                    Telecopier No.:  (416) 361-2781

                  (ii)     if to Purchaser:
                           TBM Holdings, Inc.
                           136 Main St.
                           Westport, CT 06880
                           Attention:       William Schwartz, President
                           Telecopier No.:  (203)227-1050


                           with a copy to:
                                    Levett Rockwood P.C.
                                    33 Riverside Avenue
                                    Westport, CT 06880
                                    U.S.A.
                                    Attention:       Debra R. Cardinali
                                    Telecopier No.:  (203)206-8025

         (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the 5th Business Day following the date of mailing; provided, however, that if at the time of mailing or within five Business Days thereafter there is or occurs a labor dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

         (c) Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 13.1.

         13.2 Commissions, etc. Vendor and Purchaser agree to indemnify and save harmless each other from and against all claims, demands, liabilities, damages, costs and expenses suffered or incurred by Purchaser or Vendor in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of Vendor or Purchaser, as the case may be. Without limiting the generality of the foregoing, all fees, commissions, costs and expenses of or relating to George Gianis shall be paid and satisfied by Purchaser.

         13.3     Non-Transferability

         (a) Subject to Sections 13.3(b) and 13.3(c), to the extent that any Contract relating to the Purchased Business or Purchased Assets is not capable of being sold, assigned, transferred, delivered or subleased without the consent or waiver of any person, or if such sale, assignment, transfer, delivery or sublease, or attempted sale, assignment, delivery or sublease would constitute a breach thereof or a violation of any law, statute, ordinance, regulation, rule, judgment or order, this Agreement shall not constitute a sale, assignment, transfer, delivery or sublease thereof, or an attempted sale, assignment, transfer, delivery or sublease thereof until such consent or waiver of the applicable person is received.

         (b) Vendor shall use its best efforts (and Purchaser shall reasonably cooperate with Vendor) on or before the Closing Date and thereafter as required, to obtain the consents and waivers referred to in Section 13.3(a) and to resolve the impediments to the sale, assignment, transfer, delivery or sublease referred to in Section 13.3(a).

         (c)      To the extent that the consents and waivers referred to in
                  Section 13.3(a) are not obtained by Vendor, or until the impediments to the sale, assignment, transfer, delivery or sublease referred to therein are resolved, Vendor shall, after the Closing Date:

                  (i)      hold the benefits of any Contract referred to in
                           Section 13.3(a) in trust for Purchaser in accordance with the provisions of this Section 13.3(c);

                  (ii) cooperate in any reasonable and lawful arrangement, approved by Purchaser, designed to provide such benefits to Purchaser, without Vendor thereby incurring any financial obligation to Purchaser; and

                  (iii) enforce and perform for the account of Purchaser, any rights or obligations of Vendor arising from any Contract referred to in Section 13.3(a) against or in respect of any person, including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser;

                  provided, however, that this Section 13.3(c) shall not constitute a waiver of any right of Purchaser to require delivery of all consents and waivers on the Closing Date pursuant to Section 9.1.

         (d) If Vendor provides Purchaser with the use of any Contract referred to in Section 13.3(a) without having obtained the necessary consents and waivers referred to in that subsection, and if the use by Purchaser constitutes a breach or violation of any Contract to which Vendor is a party or by which Vendor is bound, Vendor shall not be responsible for any Losses arising as a consequence of such breach or violation under any such Contract.

         13.4 Bulk Sales. The Purchaser hereby waives compliance by Vendor with the Bulk Sales Act (Ontario) and similar legislation in any other applicable jurisdiction. Vendor will indemnify Purchaser with respect to all Losses which Purchaser may incur or suffer as a result of the Vendor's non-compliance with the Bulk Sales Act (Ontario) and similar legislation in other applicable jurisdictions, except to the extent that such Losses arise from Purchaser's failure to pay, satisfy, discharge and perform any of the Assumed Liabilities.

         13.5 Best Efforts. The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of either party to use its best efforts to obtain any waiver, consent, approval, permit, license or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

         13.6 Assignment by Purchaser. The Purchaser may assign its rights under this Agreement in whole or in part to any other person; provided, however, that any such assignment shall not relieve Purchaser from any of its obligations hereunder.

         13.7 Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         13.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         IN WITNESS WHEREOF this Agreement has been executed by the parties.


                                             BLUE GIANT LIMITED


                                             By: /s/ Michael Grossman
                                                --------------------------------
                                                Michael Grossman

                                             1445833 ONTARIO INC.


                                             By: /s/ William A. Schwartz
                                                --------------------------------
                                                William A. Schwartz

CONSENT TO BE BOUND BY ARTICLE 11:

CLARK MATERIAL HANDLING COMPANY


By: /s/ Michael Grossman
   -----------------------------
   Michael Grossman